AGCA, Inc. Certified Public Accountants
Member of Alliott Group, a worldwide alliance of independent firms
411 E. Huntington Drive, Suite 308, Arcadia, CA 91006 • Website: www.agcacpa.com
• Phone: (626) 446-4000 • Fax: (626) 446-4002 • E-mail: info@agcacpa.com

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use, by reference, in the registration statement, on Form S-3 of China Ritar Power Corp. to be filed with the Securities and Exchange Commission on or about August 12, 2009 of our report dated March 7, 2009 on our audit of the consolidated financial statements of China Ritar Power Corp. and subsidiaries for the year ended December 31, 2008.

We also consent to the use of our name and the reference to us under the "Experts" section of the registration statement.

AGCA, Inc.

Arcadia, California
August 12, 2009